Exhibit 3.21

            State of Delaware

            Secretary of State

      Division of Corporations

Delivered 12:54 PM 03/23/2005

     FILED 11:41 AM 03/23/2005

  SRV 050238597 – 3944255 FILE

CERTIFICATE OF INCORPORATION

OF

CELLO-FOIL HOLDING CORP.

ARTICLE ONE

NAME

The name of the corporation is Cello-Foil Holding Corp. (the “Corporation”).

ARTICLE TWO

ADDRESS OF REGISTERED AGENT

The address of the Corporation’s registered office in the Sate of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

PURPOSE

The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

CAPITAL STOCK

(a) Designation and Amount. The total number of shares of stock which the Corporation has authority to issue is 3,000,000 shares, consisting of 2,900,000 shares of Common Stock, with a par value of $.001 per share, and 100,000 shares of Preferred Stock, with a par value of $.001 per share.

(b) Preffered Stock. The board of directors of the Corporation is authorized, subject to the limitations prescribed by law and the provisions of this certificate of incorporation, to provide for the issuance of shares of the Preferred Stock or to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series.

(c) Common Stock.

(i) Classes of Common Stock. Of the 2,900,000 shares of Common Stock which the Corporation is authorized to issue, 1,450,000 shares shall be Voting Common Stock and 1,450,000 shares shall be Non-Voting Common Stock.

(ii) Rights of the Common Stock. Except as set forth in ARTICLE FOUR, subparts (c)(iii) and (iv) below, the Voting Common Stock and the Non-Voting Common Stock shall have the same rights and preferences and shall be treated as one class of Common Stock. Whenever dividends upon the Preferred Stock, to the extent such stock may be entitled thereto, shall have been paid or declared and set apart for payment, the board of directors may declare a dividend upon the Common Stock out of the unrestricted and unreserved surplus of the Corporation. The holders of the Voting Common Stock and the Non-Voting Common Stock shall share ratably in any such dividend in proportion to the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such holder. In the event of any voluntary or involuntary Iiquidation, dissolution or winding up of the Corporation and after the payment of any preferential amounts to be distributed to the holders of Preferred Stock, the remaining assets of the Corporation shall be distributed ratably among the holders of the Voting Common Stock and Non-Voting Common Stock in proportion to the number of shares held by each such holder.

(iii) Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware, by this certificate of incorporation or any amendments thereto or by resolutions adopted by the board of directors providing for the issuance of Preferred Stock, all of the voting power of the Corporation shall be vested in the holders of the Voting Common stock, and each holder of Voting Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholder. The Non-Voting Common Stock shall not have any voting power, except as otherwise required by the General Corporation Law of the State of Delaware.

(iv) Conversion.

(A) Conversion of Voting Common Stock. Each holder of Voting Common Stock shall be entitled at any time to convert any or all of the shares of such holder’s Voting Common Stock into an equal number of shares of Non-Voting Common Stock.

(B) Conversion Procedure.

(1) Each conversion of shares of Voting Common Stock into shares of Non-Voting Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Voting Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of such Voting Common Stock represented by such certificate or certificates into shares of Non-Voting Common Stock. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Voting Common Stock as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for shares of Non-Voting Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Non-Voting Common Stock represented thereby.

(2) Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Non-Voting Common Stock issuable upon such conversion and (b) a certificate representing any Voting Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

(3) The issuance of certificates for Common Stock upon conversion of Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock.

(4) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Non-Voting Common Stock, solely for the purpose of issuance upon the conversion of the Voting Common Stock, such number of shares of Non-Voting Common Stock issuable upon the conversion of all outstanding Voting Common Stock All shares of Nun-Voting Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Non-Voting Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).

(5) The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Voting Common Stock. The Corporation shall assist and cooperate with any holder of Voting Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Voting Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

(C) Stock Splits. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

ARTICLE FIVE

INCORPORATOR

The name and address of the incorporator are:

Lisa J. Falenski

Morgan, Lewis & Bocklus LLP

One Oxford Centre

Thirty-Second Floor

Pittsburgh, PA 15219-6401

ARTICLE SIX

EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE SEVEN

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE EIGHT

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE NINE

INDEMNIFICATION

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

BUSINESS COMBINATIONS

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the masnner now or hereafter prescribed herein, by the unanimous written consent of the board of directors of the Corporation and by the law of the State of Delaware, and all rights conferred upon stockholders herein an granted subject to this reservation.

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I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly I have hereunto set my hand this 22nd day of March, 2005.

Lisa J. Falenski
Incorporator